Exhibit 99.1

Watsco Sets Records for Earnings Per Share, Net Income and Sales

During Fourth Quarter and Full-Year

Record Annual Cash Flow; Dividend Raised 16% to $5.80 Per Share

Adoption of Customer-Centric Technology Grows as Business Transformation Continues

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 8, 2018 – Watsco, Inc. (NYSE: WSO) reported record operating results for the fourth quarter and year ended December 31, 2017.

The record operating results reflect continued investment in technologies designed to revolutionize Watsco’s customer-experience, making it easier to do business and helping customers grow their businesses more profitably. Most notably, the digitization of Watsco’s marketplace via e-commerce through iOS/Android-enabled apps and websites with the industry’s most in-depth database of product information made significant progress in 2017. Customer adoption increased enabling more contractors to interact with us 24 hours a day to find products, place orders and obtain technical support. Employees are also empowered with better data, processes and capabilities to serve their customers’ needs.

In addition to record operating performance, Watsco generated record operating cash flow of $302 million in 2017 on net income of $257 million. Watsco also raised $248 million during 2017 from the sale of shares of its common stock under its previously announced “at-the-market” (ATM) stock offering program, sharply reducing debt and positioning the Company to capitalize on long-term growth opportunities.

Watsco also announced today that its Board of Directors approved a 16% increase in its annual dividend to $5.80 per share for each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next regular dividend payment beginning in April 2018.

Fourth Quarter Results

Key performance metrics:

•	47% increase in earnings per share to a record $1.19 (includes 29 cent benefit from tax reform)

•	46% increase in net income to a record $43 million (includes $10 million benefit from tax reform)

•	6% increase in operating income to $61 million (6.4% operating margin)

•	Operating cash flow of $117 million

•	$243 million of proceeds from ATM share offering

•	91% reduction in debt to $22 million at December 31, 2017

Sales trends:

•	6% increase in sales to $964 million

•	7% increase in HVAC equipment (67% of sales)

•	4% increase in other HVAC products (29% of sales)

•	4% decrease in commercial refrigeration products (4% of sales)

Albert Nahmad, Watsco’s Chairman and Chief Executive Officer stated: “Watsco delivered another record quarter with a resumption of strong sales growth rates for residential and commercial HVAC systems from increasing unit demand and an improved mix of higher-efficiency systems. Results also reflect further investments in technology and 150 new customer-facing employees during the course of the year to drive sales growth and market share.”

Mr. Nahmad added: “We are pleased to reward shareholders by raising our annual dividend to $5.80 per share, reflecting our continued confidence to generate strong cash flow while investing in our business. We believe the sale of Watsco shares under the ATM program is both innovative and important as it positions the Company for almost any size investment over the long-term and is consistent with our conservative mindset about debt.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement of HVAC systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by seasonality.

Full Year Results

Key performance metrics:

•	13% increase in earnings per share to a record $5.81 (includes 27 cent benefit from tax reform)

•	14% increase in net income to a record $208 million (includes $10 million benefit from tax reform)

•	2% increase in operating income to a record $354 million (8.2% operating margin)

•	9% increase in operating cash flow to a record $302 million

Sales trends:

•	3% increase in sales to a record $4.34 billion

•	4% increase in HVAC equipment (67% of sales)

•	1% increase in other HVAC products (28% of sales)

•	Flat sales for commercial refrigeration products (5% of sales)

Cash Flow & Dividends

Operating cash flow for the full year increased 9% to a record $302 million. Since 2000, Watsco’s cash flow was approximately $2.2 billion compared to net income of approximately $2.0 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Dividends paid in 2017 increased 29% to $164 million. On February 6, 2018, Watsco’s Board of Directors approved a 16% increase in its annual dividend to $5.80 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s dividend payment on April 30, 2018.

Watsco has paid dividends for over 40 consecutive years with the philosophy of sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Future increases in dividends, if any, will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Watsco raised $248 million in 2017 from the sale of 1.5 million shares of Common stock under its ATM program. The cash proceeds were used to reduce long-term debt. As of December 31, 2017, the Company’s debt-to-total capitalization was 1%.

Technology Strategy

Watsco has launched a variety of technologies and process enhancements to transform how HVAC contractor customers are served in the marketplace. Watsco believes that speed, productivity and efficiency will be ever more critical as the digital era progresses and is investing to ensure an unparalleled customer-experience. Since 2012, Watsco’s technology team has grown from approximately 60 employees to 180 employees and the present annual run-rate for technology-related spending is approximately $23 million.

Watsco estimates that over 250,000 contractors and technicians visit or call one of its 560 locations each year to get information and buy products, resulting in over 7 million sale transactions. Innovations to enhance the customer-experience include:

•	Mobile apps, websites and e-commerce platforms that employ the industry’s leading, data-rich repository of product information.

•	Business intelligence and data analytics expertise to enable insightful assistance and decision-making by 600+ managers.

•	Proprietary order fulfillment software to improve speed, accuracy and convenience of the pick, pack and ship process.

•	Predictive analytics-driven demand planning and inventory optimization software to improve order fill-rates, increase inventory turns, reduce real estate requirements and improve long-term productivity.

Key performance indicators relative to these technology platforms include:

E-Commerce and App Usage	Progress in 2017
E-commerce sales	50% growth in online sales to over $900 million
E-commerce transactions	57% increase in transactions
E-commerce run-rate at end of year	25% of sales versus 15% at the end of 2016
Unique iOS or Android app users	34% increase in users
Products (SKUs) digitized and available on-line	30% increase to over 650,000 SKUs
Line items per order on-line versus in-store	33% more line items per order
Sales attrition rate for users versus non-users	Attrition rate is 2.5X less for active users

Business Intelligence (BI) Platform
Increase in internal BI users	11% increase to over 1,500 weekly-users
Average number of BI queries per week per user	30% increase in queries
Number of total user inquiries during the year	46% increase to 17.9 million queries

Warehouse Efficiency
Number of wireless locations	461 locations Wi-Fi enabled versus 359 last year
Locations with Order Fulfillment (OF) software	329 locations versus 150 locations last year
Number of orders filled with OF	2.1 million versus 750,000 last year
Delivery truck miles tracked and analyzed	4.2 million miles versus 880,000 miles last year
Locations with express pickup	134 locations versus 68 locations last year

Supply Chain Optimization
Inventory turns for fully-adopted locations	80 basis-point improvement over last 2 years
Fill-rates for fully-adopted locations	Fill-rates of 97% (up 300 basis-points from inception)
Reduction of real estate requirements	487,000 square feet (1 million square feet over 2 years)

A.J. Nahmad, Watsco’s President said, “We are proud of the progress we’ve made in regard to digitizing our business, but we’ve merely scratched the surface of what is possible in terms of value creation and realization. When our customers win, we win. To that end, our culture is one of continuous improvement, which will consistently enhance our customers’ businesses.”

Tax Cuts and Jobs Act of 2017

Income tax expense in 2017 reflects net tax benefits of $10 million from a reduction in deferred income tax liabilities partially offset by taxes related to undistributed earnings of our international operations and other changes. The impacts from tax reform in 2018 are being evaluated and we currently estimate our 2018 effective income tax rate (net of taxes attributable to non-controlling interest) will be in the range of 21% to 22%.

Investor Day

Watsco will host an investor and analyst meeting on Friday, March 16, 2018 in Miami, Florida from 10:00 a.m. to 1:00 p.m. by invitation only. Leadership will provide a strategic overview of the Company, including an update of the various technology initiatives currently underway. A webcast will be provided on the Company’s website at http://investors.watsco.com.

Conference Call Information

Date: February 8, 2018

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco provides comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the industry’s largest and currently serves 88,000 contractor businesses through 560 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco is a technology company, operating scalable platforms for mobile apps, e-commerce, business intelligence and supply chain. Strategic goals are to accelerate sales and profit growth, increase the speed and convenience of serving customers and to extend its reach into new geographies and sales channels. Watsco is also developing technologies to address the evolving buying habits of consumers in the digital economy. Over the long-term, Watsco believes its focus, scale and innovative culture offer significant advantages to address the consumer market, which is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan,” “optimistic,” “goal” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$964,345	$913,611	$4,341,955	$4,220,702
Cost of sales	723,415	685,539	3,276,296	3,186,118

Gross profit	240,930	228,072	1,065,659	1,034,584
Gross profit margin	25.0%	25.0%	24.5%	24.5%

SG&A expenses	181,156	169,998	715,671	688,952
Other Income	1,592	—	3,886	—

Operating income	61,366	58,074	353,874	345,632
Operating margin	6.4%	6.4%	8.2%	8.2%

Interest expense, net	1,344	677	6,363	3,713

Income before income taxes	60,022	57,397	347,511	341,919
Income taxes	7,366	17,530	90,221	105,936

Net income	52,656	39,867	257,290	235,983
Less: net income attributable to non-controlling interest	9,401	10,314	49,069	53,173

Net income attributable to Watsco	$43,255	$29,553	$208,221	$182,810

Diluted earnings per share:
Net income attributable to Watsco shareholders	$43,255	$29,553	$208,221	$182,810
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	3,724	3,050	17,427	14,801

Earnings allocated to Watsco shareholders	$39,531	$26,503	$190,794	$168,009

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	33,310,064	32,662,341	32,862,633	32,616,505

Diluted earnings per share for Common and Class B common stock	$1.19	$0.81	$5.81	$5.15

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2017	2016
Cash and cash equivalents	$80,496	$56,010
Accounts receivable, net	478,133	475,974
Inventories	761,314	685,011
Other	17,454	23,161

Total current assets	1,337,397	1,240,156

Property and equipment, net	91,198	90,502
Goodwill, intangibles, net and other	618,282	543,991

Total assets	$2,046,877	$1,874,649

Accounts payable and accrued expenses	$416,233	$314,688
Current portion of long-term obligations	244	200

Total current liabilities	416,477	314,888
Borrowings under revolving credit agreement	21,800	235,294
Deferred income taxes and other liabilities	57,623	72,719

Total liabilities	495,900	622,901

Watsco’s shareholders’ equity	1,297,953	1,005,828
Non-controlling interest	253,024	245,920

Shareholders’ equity	1,550,977	1,251,748

Total liabilities and shareholders’ equity	$2,046,877	$1,874,649

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2017	2016
Cash flow from operating activities:
Net income	$257,290	$235,983
Non-cash items	25,239	40,751
Changes in working capital	19,317	1,022

Net cash provided by operating activities	301,846	277,756

Cash flow from investing activities:
Investment in unconsolidated entity	(63,600)	—
Capital expenditures, net	(17,708)	(42,833)

Net cash used in investing activities	(81,308)	(42,833)

Cash flow from financing activities:
Net repayments under revolving credit agreement	(213,494)	(10,006)
Dividends on Common and Class B Common stock	(164,147)	(127,604)
Distributions to non-controlling interest	(42,831)	(38,900)
Purchase of additional ownership from non-controlling interest	(42,688)	(42,909)
Other	5,225	5,503
Proceeds from non-controlling interest for investment in unconsolidated entity	12,720	—
Net proceeds from sale of Common stock	247,744	—

Net cash used in financing activities	(197,471)	(213,916)

Effect of foreign exchange rate changes on cash and cash equivalents	1,419	(226)

Net increase in cash and cash equivalents	24,486	20,781
Cash and cash equivalents at beginning of period	56,010	35,229

Cash and cash equivalents at end of period	$80,496	$56,010